EXHIBIT 99.1

Contact:

For Indevus

Michael W. Rogers

Executive Vice President and CFO

(781) 861-8444

Brooke D. Wagner

Vice President, Corporate Communications

(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES RETIREMENT PLANS FOR ITS CEO AND CHAIRMAN

LEXINGTON, MA, March 3, 2008 – Indevus Pharmaceuticals, Inc. (Nasdaq: IDEV) announced today that Glenn L. Cooper, M.D. plans to retire as Indevus’ Chief Executive Officer and Chairman of the Board of Directors later this year on or prior to September 1, 2008.

Dr. Cooper said, “After 15 years at the helm of the company and at the age of 55, I feel the time is right for me to retire from this marvelous company. Over the years, we have successfully developed and commercialized innovative products and have built a specialty pharmaceutical company tightly focused on urology and endocrinology. We have a strong capable senior management team and employee group who has accomplished great things on the clinical, regulatory, business development, legal, manufacturing and commercialization fronts. With five products on the market and two more anticipated product launches later this year, I believe the company is poised for its next phase of success leading to profitability. I regard the anticipated future approval of NEBIDO® as a fitting capstone to my tenure at the company and I intend to see the regulatory process through to its conclusion.”

Cheryl Morley, presiding director and chairman of Indevus’ Nominating and Governance Committee said, “The Board is extremely appreciative of Glenn’s long and effective service and we are sorry to see him depart. We intend to recruit an experienced pharmaceutical executive capable of managing a growing and complex commercial company. Glenn has built a talented team of senior executives and we expect that the transition to a new CEO will be seamless.”

Indevus and Dr. Cooper have entered into an Executive Retirement Agreement pursuant to which Dr. Cooper shall maintain his position as Chief Executive Officer and Chairman of the Board of Indevus until the earlier of September 1, 2008 or Indevus’ hiring of a replacement Chief Executive Officer. Following his retirement, Dr. Cooper plans to serve as an advisor to Indevus for twelve (12) months thereafter.

Indevus has commenced efforts to evaluate and retain a successor Chief Executive Officer.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA XR™ and SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, octreotide for acromegaly, and pagoclone for stuttering.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.